RR AUCTION®

SHIP TO	Account # 214517
Fitz Tepper RSE Archive LLC 71 Southgate Blvd New Castle DE 19720 United States	

INVOICE #	AUCTION #	TYPE	PAYMENT TYPE
242852	639	Sold	

DATE CREATED	-	DATE PAID	-	HOLD DATE
7/14/2022		DUE UPON RECEIPT*		

PHONE: (484) 744-6210
E-MAIL: ACQS@Rallyrd.com

Key:

ITEM	LOC.	SIZE	DESCRIPTION	PRICE
107	SF_	SF_	Pope Francis Signed Baseball	13,700.00
107.1	SF	SF_	PSA LOA for Pope Francis - Pre-certified PSA/DNA.	75.00

Subtotal	**$13,700.00**
Premium	**$3,425.00**
Shipping/Handling	**$50.00**
Insurance	**$137.00**
LOA	**$75.00**
Total	**$17,387.00**
Amount Due	**$17,387.00**

* A 1.5% interest charge will be incurred if not paid within 12 days from Date Created.

SHIP CARRIER: FedEx
SHIP SERVICE: FedEx Priority Overnight®

PLEASE NOTE NEW PAYMENT ADDRESS
Please remit payment to:
RR Auction, 1 State Route 101A, Unit 3, Amherst, NH 03031

T: (800) 937-3880
F: (603) 732-4288
www.RRAuction.com